EXHIBIT 23(a)



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of TXU Energy Company LLC on Form S-4 of our report dated March 11, 2004, except for Note 17, as to which the date is December 10, 2004 (which report includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the rescission of Emerging Issues Task Force Issue 98-10 as described in the Notes to the Financial Statements), appearing in the Current Report on Form 8-K of TXU Energy Company LLC dated December 10, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Dallas, Texas
February 23, 2005